Q2 FY2023 Shareholder Letter August 7, 2023

We delivered Q2 revenue of $188 million, up 4% year-over-year, and non-GAAP operating loss of ($30) million, both better than our guided range. However, annualized recurring revenue (ARR), came in at $890 million, up 22% year-over-year, below our guided range. While we exceeded our outlook on both revenue and non-GAAP operating loss1, our Q2 financial results fell short of our expectations. We’ve taken swift action to identify areas for improvement, as well as opportunities to enhance execution going forward, and I’ll discuss some of these initiatives underway, shortly. But first, I’d like to start with what’s most important to our customers, which is our product innovation momentum, specifically our generative AI and cloud-connected experiences, as well as other Q2 highlights: • First, Alteryx AiDIN, our broad set of generative AI technologies that we are infusing throughout our platform. We introduced new generative AI offerings that we believe will enable our customers to significantly accelerate and scale data analytics throughout their organizations with proper governance and security. • Second, cloud-connected experiences. With Cloud Execution for Desktop, Designer users can now publish workflows to the Cloud, bringing the ubiquity of the cloud to Alteryx workflows. • Third, customer commitment remains high. We saw robust customer retention and engagement metrics again in Q2, as customers continue to leverage our unique platform to scale analytic enablement across their employee base. Customers everywhere are using Alteryx to tighten their belts and to do more with less. • Fourth, we’re seeing positive international booking trends in both Europe and Asia, important pillars of our growing, global business. • Fifth, we continue to see strong success with large enterprise organizations. Our Global 2000 penetration came in at 48%, up two points year-over-year, with a steady net expansion rate of 131%. | Shareholder Letter From our CEO Mark Anderson Chief Executive Officer 1 See pages 12-13 for reconciliations of GAAP to non-GAAP financial measures. Fellow Shareholders,

We are at a pivotal moment in this market. Transformative technologies like generative AI create enormous opportunities. These technologies have the potential to change how companies operate, how they analyze data, and how they win. Alteryx is uniquely positioned as the data analytics orchestration layer at the heart of it all. This is how we’ve won for years – abstracting an increasingly complex data ecosystem with easy-to-learn, easy-to-use solutions enabling our customers to scale data analytics across the enterprise. With Alteryx AiDIN, we believe we are well on our path to reinforcing this differentiated market position in the era of generative AI. Now let’s take a moment to discuss the Q2 performance and what we need to do better. While we had incorporated a tougher macro into our Q2 guidance, we encountered a pronounced change in customer buying behavior in the last two weeks of the quarter. This was especially apparent with larger customer expansion projects outside of the normal renewal cycle. As a result, many large customer upsell opportunities to which we thought we had clear line of sight ultimately pushed out of the quarter or closed with a reduced size. We recognize that we need to improve our execution on deals like these, particularly in North America. These are significant opportunities, and they require a higher level of engagement and diligence in the current macro backdrop. We’re implementing a significantly higher regimen of deal scrutiny and discipline going forward, plus enhancing sales enablement, which should, in turn, improve our pipeline quality and conversion rates. We also are focused on identifying higher probability win opportunities with a strategy more attuned to the current macro. This is absolutely key to driving improvements in our sales productivity. The business has grown substantially in the past couple years, the market is moving quickly, and there will be learnings along the way. I’ve led teams through several economic cycles at both the executive and board level. I’ve found the one consistency in times like this is that they create opportunities to adapt the business model and strengthen execution. Market Environment

With that in mind, we’ve identified several opportunities to improve operationally. First, we’ve made some key leadership changes within our sales organization. We have an exceptional team, and it’s important to make sure we continue to have proper stage experience for each leg of the journey ahead. To that end, we are bringing in new leaders for North America sales, as well as our Partners & Alliances team, both reporting to our President & CRO, Paula Hansen. These two new leaders will have the unique opportunity to ramp together and be very aligned on process and productivity improvements to meet this moment. Second, we are driving improved sales linearity within the quarter and are also incorporating additional deal scrutiny into the sales process. Given our increasing enterprise traction and expanding average new booking deal size, these efforts are key and should meaningfully improve our visibility and results. Third, we are redoubling our focus on sales enablement to accelerate the path to higher productivity. This includes additional coaching and training on how to navigate deals in the current economic environment. And finally, we are implementing additional cost saving initiatives across the business. We have an agile business model in which we can quickly adapt spending, and we are committed to upholding profitability as we work to improve our sales execution. It has never been more important to have a customer-centric mindset. Our customers depend on the Alteryx Analytics Platform to better understand their data and to drive more informed, mission-critical business decisions. Our telemetry data shows robust engagement for activated users across the Alteryx Analytics Platform. Designer workflows are trending toward increased complexity and automation, with approximately 65% of workflow runs now automated. We believe this indicates a higher level of repeatable value-add and stronger customer retention. Our customer and partner community enthusiasm was palpable at our recent Inspire user conferences. Over 4,000 attendees joined us at our U.S. Inspire conference in May, and our international tour is well underway across Sydney, Tokyo, and London. This elevated level of engagement with our customers gives me confidence that the recent upsell moderation is cyclical, and not structural, and that Alteryx remains well- positioned for durable, profitable long-term growth. I am a steadfast believer that discipline and focus on strategic initiatives are key to delivering long-term success. While we are focused on improving our sales execution, we are also committed to delivering an unrelenting pace of platform innovation and driving ahead with our go-to-market strategy.

Introducing Alteryx AiDIN, our brand of generative AI and machine learning technologies."

I'm incredibly proud of the initiatives we announced in Q2.

First, Alteryx AiDIN, our brand of generative AI and machine learning technologies. This includes new transformative offerings tracking for early availability later this year, as well as several offerings in customers' hands today.

The first is AI Workbench, which is designed to leverage our data analytics expertise to help our customers responsibly introduce generative AI and large language models into their enterprise. AI Workbench is designed to effectively train these models with their customer data and proper governance and security.

Next, is "multi-modal." This solution facilitates collaboration between multiple personas via different interfaces, including Alteryx Designer, coding, or a simplified whiteboard. We see this as a meaningful accelerator for our customers in their data democratization journey, as it removes barriers between stakeholders and nurtures an unprecedented collaboration experience.

We're developing these offerings with input from several Global 2000 companies and envision both AI Workbench and multi-modal to be monetizable, complementary elements within the platform.

Three Alteryx AiDIN capabilities are already incorporated in our platform, including Magic Documents, Workflow Summary for Alteryx Designer, and an OpenAI Connector. These are all examples of how we are incorporating generative AI to accelerate the path from data analytics to insights for our customers. We're already seeing signs of interest and early engagement across all three tools.

alteryx
AiDIN

ALTERYX + GENERATIVE AI

alteryx | Shareholder Letter 4

Another key area of innovation focus is cloud, where we had several exciting announcements in Q2: First, Cloud Execution for Desktop, a major step forward in integrating our on-premise and cloud platform environments, with which customers can create workflows in desktop Designer, and then save, share, and execute those workflows in the cloud. And second, Location Intelligence, which introduces visualization and analysis of geospatial data to identify patterns and trends that cannot typically be found with spreadsheets. Cloud is resonating with our current customers, with approximately two-thirds of our Q2 cloud wins coming as upsells to existing customers. McLaren Racing, for example, has leveraged Alteryx Designer across a breadth of use cases ranging from production workflow optimization to social media monitoring to real- time racing analytics. In Q2, McLaren signed on for both Alteryx Auto Insights and Alteryx Machine Learning as they look to further abstract analytics for new personas and explore new operational use cases. We’re also seeing positive early trends for our cloud ELA with new customers. • We signed a cloud ELA with a multi-billion dollar oil and gas customer as they look to automate and optimize their office of the CFO with a modern, cloud-based platform, plus establish an analytical framework for new strategic initiatives. • We had a cloud-driven win with a leading provider of online real estate marketplaces, information, and analytics. This customer will leverage Alteryx to automate and optimize key data intake processes for real-estate industry benchmarking services. Cloud Innovation ALTERYX ANALYTICS CLOUD PLATFORM

Cloud has become an important underlying pillar of our go-to-market motion.” The cloud momentum is encouraging, and we are excited to soon roll out regional support to handle international data residency requirements for the Alteryx Analytics Cloud Platform later in Q3. Cloud has become an important underlying pillar of our go-to-market strategy. This has complemented our strategic initiatives around enterprise, partners, and customer success. Our ability to continue to expand within the Global 2000 and with many of our existing large enterprise customers is key to our long-term growth trajectory. As I mentioned earlier, in Q2 we increased our Global 2000 penetration to 48%, up from 46% last year, with our strongest ARR growth coming from our largest customers. Our Global 2000 net expansion rate was solid at 131%, with our overall net expansion rate coming in at 120%. We had an inspiring $1 million-plus ARR win with a large nonprofit health organization expanding with Alteryx Designer and adopting Alteryx Auto Insights and Alteryx Machine Learning. This customer’s nursing team has created workflows to track and forecast cold, flu, and COVID trends across its network of hospitals, plus optimize PPE inventory and distribution. It’s humbling to see Alteryx empowering these frontline workers to actually save lives with their own data. ELAs continue to gain traction, with solid year-over-year growth in number of ELAs sold. The Chemours Company is an excellent example of this, as they signed on for their initial ELA in Q2 of 2022. They’ve since implemented a broad range of use cases driving tangible ROI across multiple lines of business – finance, procurement, IT, digital marketing, and more. In one case, a single Alteryx workflow unlocked over $2 million dollars of identifiable value! As they lapped the one-year mark in Q2 of this year, they signed on for an expansion to their ELA, more than doubling the size of their original implementation. Partners continue to be a core pillar of our go-to-market strategy, unlocking access to decision makers and IT, and reducing friction in the sales motion. Partners played a role in over three-quarters of our top 20 new logo and expansion deals, with key contributions from Presidio, Slalom, and EY, among others. With our new leadership, we look forward to working even closer with our partners to build tighter and more consistent engagement programs. We had a great partner-supported win with a global property & casualty insurance company. The partner provided training to bring on new personas and hosted working sessions to explore new use cases and opportunities to drive value. This customer ultimately expanded its Alteryx implementation by approximately 7x with a new ELA as they look to further optimize processes throughout the financial organization and enhance overall corporate governance.

In closing, we have an incredible opportunity ahead of this company. Our market position as an analytics orchestrator across an increasingly fragmented data ecosystem is highly differentiated, and the need for data analytics at scale, with governance and security, is rising. We’re delivering on our innovation roadmap and enhancing our value proposition with new cloud-connected experiences and generative AI. We’re taking quick and decisive steps to improve certain pockets of our sales execution, and diligently calibrating spending to maintain our improving profitability momentum. Most importantly, our customers are demonstrating a strong commitment to Alteryx. Near-term environment notwithstanding, we have our eyes set on the significant addressable market opportunity, and we are positioning this company for long-term durable and profitable growth. Closing Remarks Mark Anderson Chief Executive Officer

Financial Update I’ll begin today with a closer look at some of the key Q2 financial metrics, and then will discuss our philosophy around growth and profitability for the remainder of 2023. ▸ First, revenue came in at $188 million, above our guided range. We saw contract duration increase sequentially to approximately 1.5 years, another important indicator of our customers’ long-term commitment to Alteryx. ▸ The revenue upside, along with strong spending discipline, drove non-GAAP operating loss of ($30) million, $18 million better than the high-end of our guided range. ▸ ARR came in at $890 million, up 22% year-over-year, but was below our guided range. While we had incorporated a weaker macro environment in our prior financial outlook, we did not anticipate the significant change in customer buying behavior that we experienced at the end of Q2. And as roughly two-thirds of the business historically lands in month three, with many deals closing in the final weeks of the quarter, the shifting market dynamics were not apparent until very late in June. 1 See pages 12-13 for reconciliations of GAAP to non-GAAP financial measures. $890 million, +22% YoY Annualized Recurring Revenue Q2 2023 Summary $188 million, +4% YoY Revenue ($116) million GAAP Loss from Operations ($30) million Non-GAAP Loss from Operations1 131% (G2K) / 120% (Overall) Dollar-Based Net Expansion Rate Kevin Rubin Chief Financial Officer

Our existing customer base provides three key underlying drivers that are each important to sustaining our growth momentum: customer renewals, expansion upsells at the time of renewal, and independent expansions outside of the renewal cycle. We saw healthy trends in both renewals and corresponding upsells, but it was the third element – expansion deals independent of a renewal event – where we encountered challenges. In the last two weeks of the quarter, we saw a significant divergence from historical conversion rates in which customers opted to delay or meaningfully reduce new initiatives until the time of renewal. For example, we had over ten large opportunities, which included both six and seven figure deals, outside of the renewal cycle that delayed or closed at less than 50% of our expectation. This dynamic was particularly pronounced in the U.S. region, and resulted in a significant year-over-year decline in U.S. bookings. While we attribute the change in part to macro pressures, as Mark described, we are taking measures to quickly adapt and improve our sales execution. In terms of the financial model, we have two clear initiatives for the second half of 2023: First, we’re calibrating the business model to preserve our improving profitability momentum, which assumes this phase of moderated growth persists through the remainder of the year; and Second, we’re ensuring key investment areas are well-funded to drive the long-term success of the business, including generative AI and cloud. Let’s begin with our strategy for balancing growth and profitability over the coming quarters. With the softer macro backdrop persisting into the second half, we are adapting our spending plans to continue on the path to higher profitability. We’ve highlighted several cost saving initiatives in recent quarters, such as real estate rationalization and optimization of headcount in both sales & marketing and general and administrative. Looking ahead, we will continue to focus cost saving efforts in these areas. When we decided to meaningfully expand our go-to-market motion in early 2022, we anticipated a very different macro environment. We’ve since tapered that back as the growth environment has waned, and given what we saw late in Q2, we are initiating additional cost saving initiatives in the second half of the year. This includes elimination of most open positions, scaling back spending, areas of reorganization, additional performance management, and headcount reductions. We expect these cost saving efforts to generate an annualized cost saving of over $30 million. As we closely scrutinize our spending, we’ve also identified key investment areas that we are committed to. These are areas that present significant opportunities for Alteryx to both differentiate and drive long-term durable growth. The first is generative AI and machine learning. We recently introduced Alteryx AiDIN, our brand of generative AI and machine learning technologies. We’ve recently announced several enhancements to the platform that are seeing early user engagement and interest, and we see Alteryx AiDIN as an opportunity for additional revenue streams in the years ahead. The second is cloud. Our cloud portfolio has now been generally available since February 2023, and we’re encouraged with the early traction. We’re delivering an incredible pace of innovation here with new offerings, like Alteryx Location Intelligence, as well as incremental cloud-connected capabilities that move to converge our portfolio of offerings. Balancing Growth and Profitability

At our investor day in May, I presented our long-term model for 25-30% non-GAAP operating margin by FY 2028. Our framework to achieving this model is through 3-4 points of margin expansion per year, and this assumes we maintain 20%+ of ARR growth per year. We continue to believe this model is an appropriate long-term balance of growth and profitability. In the intermediate-term, we are committed to delivering improved profitability at an accelerated rate. In a sense, this is an extension of actions taken in late 2022 and early 2023, and is incorporated in our plan to improve non-GAAP operating margin by over six points in 2023. Looking ahead to 2024, as we capture the full annualized benefit of recent cost saving initiatives, we expect to drive five points-plus of margin expansion, which is faster than the long-term framework would suggest. As for growth in the remainder of 2023, we’re assuming no improvement in customer buying behavior from what we saw in the last two weeks of Q2. The growth drivers we’ve previously discussed are still in place. And while we continue to see robust customer retention trends, we are taking a much more conversative posture on the pacing and magnitude of upsell and expansion projects not attached to a specific renewal event this year. 2023 Framework We have a record level of Q4 renewal opportunities that provide tangible selling events; We continue to demonstrate strong ELA momentum and have significant upsell opportunities in Q4; We believe our comprehensive portfolio of cloud offerings is gaining traction; and We have a ramping sales force supported with an expanded partner ecosystem and customer success team. We believe the business is positioned to deliver progress towards Rule of 40 next year, defined as a combination of ARR growth and non-GAAP operating margin.

Q3 2023 Guidance Summary $901M - $905M ARR 19% ARR Growth YoY $208M - $212M Revenue (4%) – (2%) Revenue Growth YoY $2M – $6M Non-GAAP Operating Income1 ($0.08) – ($0.04) Non-GAAP Net Loss per Share1 FY 2023 Guidance Summary $930M - $940M ARR 12% - 13% ARR Growth YoY $930M - $940M Revenue 9% - 10% Revenue Growth YoY $70M - $80M Non-GAAP Operating Income1 $0.62 - $0.72 Non-GAAP Net Income per Share1 We are executing on multiple strategic initiatives to drive improved sales productivity, enhance our pipeline visibility, and position the company for long-term durable, profitable growth. Financial Outlook 1 See pages 12-13 for reconciliations of GAAP to non-GAAP financial measures.

GAAP to Non-GAAP Operating Loss Reconciliation

$ in millions[1]	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
GAAP gross profit	$155	$151	$324	$285
GAAP gross margin	82%	84%	84%	84%
Stock-based compensation and related payroll taxes	5	4	8	8
Amortization of intangible assets	3	4	6	6
Cost optimization charges	1	-	2	-
Non-GAAP gross profit	$164	$159	$340	$299
Non-GAAP gross margin	87%	88%	88%	88%
GAAP loss from operations	($116)	($95)	($204)	($195)
GAAP operating margin	(62%)	(53%)	(53%)	(58%)
Stock-based compensation and related payroll taxes	65	59	126	106
Amortization of intangible assets	3	4	7	7
Impairment of intangible and long-lived assets	2	-	2	8
Cost optimization charges	15	-	19	-
Acquisition transaction and integration costs	1	2	2	14
Non-GAAP loss from operations	($30)	($30)	($48)	($60)
Non-GAAP operating margin	(16%)	(17%)	(12%)	(18%)

$ in millions[1]	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
GAAP research & development expense	$57	$57	$116	$107
GAAP research & development margin	30%	32%	30%	32%
Stock-based compensation and related payroll taxes	14	15	29	26
Acquisition transaction and integration costs	-	1	1	2
Cost optimization charges	3	-	3	-
Non-GAAP research & development expense	$40	$41	$83	79
Non-GAAP research & development margin	21%	23%	21%	23%
GAAP sales & marketing expense	$162	$133	$313	$249
GAAP sales & marketing margin	86%	74%	81%	73%
Stock-based compensation and related payroll taxes	25	20	50	36
Amortization of intangible assets	-	-	1	1
Acquisition transaction and integration costs	-	-	-	-
Cost optimization charges	9	-	11	-
Non-GAAP sales & marketing expense	$128	$113	$251	212
Non-GAAP sales & marketing margin	68%	63%	65%	63%
GAAP general & administrative expense	$50	$56	$97	$116
GAAP general & administrative margin	27%	31%	25%	34%
Stock-based compensation and related payroll taxes	21	20	39	36
Acquisition transaction and integration costs	1	1	1	12
Cost optimization charges	2	-	3	-
Non-GAAP general & administrative expense	$26	$35	$54	68
Non-GAAP general & administrative margin	14%	19%	14%	20%

[1] Beginning with the quarter ended June 30, 2023, management elected to change the presentation of our financial statements and accompanying footnote disclosures from thousands to millions. The change in presentation had no material impact on previously reported financial information, but certain amounts reported for prior periods may differ by insignificant amounts due to the nature of rounding relative to the change in presentation. In addition, historical percentages and per share amounts presented may not add to their respective totals or recalculate due to rounding.

alteryx | Shareholder Letter 12

GAAP to Non-GAAP Net Loss Reconciliation Three Months Ended June 30, Six Months Ended June 30, $ in millions, shares in thousands, except per share data1 2023 2022 2023 2022 GAAP net loss attributable to common shareholders ($120) ($107) ($209) ($212) Stock-based compensation and related payroll taxes 65 59 126 106 Amortization of intangible assets 3 4 7 7 Impairment of intangible and long-lived assets 2 - 2 8 Cost optimization charges 15 - 19 - Acquisition transaction and integration costs 1 2 2 14 Income tax adjustments 8 10 14 18 Non-GAAP net loss ($26) ($32) ($39) ($59) Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted 70,651 68,311 70,265 68,070 Non-GAAP net loss per diluted share ($0.37) ($0.46) ($0.56) ($0.86) GAAP net loss per share attributable to common stockholders, diluted ($1.70) ($1.56) ($2.97) ($3.12) Non-GAAP adjustments to net loss per share 1.33 1.10 2.41 2.26 Non-GAAP net loss per diluted share ($0.37) ($0.46) ($0.56) ($0.86) 1 Beginning with the quarter ended June 30, 2023, management elected to change the presentation of our financial statements and accompanying footnote disclosures from thousands to millions. The change in presentation had no material impact on previously reported financial information, but certain amounts reported for prior periods may differ by insignificant amounts due to the nature of rounding relative to the change in presentation. In addition, historical percentages and per share amounts presented may not add to their respective totals or recalculate due to rounding.

Disclosures Alteryx, the Alteryx logo and other registered or common law trade names, trademarks, or service marks of ours appearing in this letter are our property. The letter contains additional trade names, trademarks, and service marks of other companies, including, but not limited to, certain of our customers, technology partners, and competitors, that are the property of their respective owners. Except as otherwise expressly stated, we do not intend our use or display of other companies' trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies. Forward-Looking Statements This letter includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, including statements regarding our expectations with respect to annualized recurring revenue, guidance for the third quarter of 2023 and the full year 2023, non-GAAP operating margin, and assumptions related to the foregoing; macroeconomic conditions and related impacts, including the impact to our competitive landscape, sales cycle, and contract duration; our workforce reduction plans and related impacts; our ability to execute our long-term growth, go-to-market, operations, and product strategies, including with respect to our cloud and AI offerings; our ability to achieve and improve profitability and cash flow; the anticipated value, customer acceptance, and continued innovation and availability of our products and services; the success of our sales activities; demand for data analytics products and our expectations regarding customer purchasing behavior; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: our history of losses; volatile and significantly weakened global economic conditions; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our dependence on our software platform for substantially all of our revenue; our ability to manage our growth and the investments made to grow our business effectively; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; our ability to attract new customers and retain and expand sales to existing customers; our ability to establish and maintain successful relationships with our channel partners; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; our indebtedness and risks related to our outstanding notes; and other general market, political, economic, and business conditions, including, but not limited to, impacts related to weakened global economic conditions, the ongoing conflict in Ukraine, inflationary pressures, rising interest rates, and disruptions in access to bank deposits or lending commitments due to bank failures. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, many of which relate to matters that are beyond our control and changing rapidly. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which are available on the “Investors” page of our website at http://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events. Non-GAAP Financial Measures and Operating Measures To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. The non-GAAP financial measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of GAAP to non- GAAP financial measures has been provided in the tables included in our earnings press release. Additional information regarding our non-GAAP financial measures is included under the caption “Non-GAAP Financial Measures and Operating Measures” in our earnings press release.

Alteryx powers analytics for all by providing our leading Analytics Automation Platform. With Alteryx, enterprises can make intelligent decisions across their organizations with automated, AI-driven insights. More than 8,000 customers globally rely on Alteryx to democratize analytics across use cases and deliver high-impact business outcomes. To learn more, visit www.alteryx.com. Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners. 17200 Laguna Canyon Rd | Irvine | CA 92618